HomeTrust Bancshares, Inc. Announces Financial Results for the Second Quarter
of the Year Ending December 31, 2024 and Declaration of a Quarterly Dividend

ASHEVILLE, N.C., July 24, 2024 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company" or "HomeTrust"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the second quarter of the year ending December 31, 2024 and approval of its quarterly cash dividend.
For the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024:
•net income was $12.4 million compared to $15.1 million;
•diluted earnings per share ("EPS") were $0.73 compared to $0.88;
•annualized return on assets ("ROA") was 1.13% compared to 1.37%;
•annualized return on equity ("ROE") was 9.58% compared to 11.91%;
•net interest margin was 4.08% compared to 4.02%;
•provision for credit losses was $4.3 million compared to $1.2 million;
•tax-free death benefit proceeds from life insurance were $0 compared to $1.1 million;
•The Company repurchased 23,483 shares of its outstanding common stock during the quarter at an average price of $27.48; and
•quarterly cash dividends continued at $0.11 per share totaling $1.9 million for both periods.
For the six months ended June 30, 2024 compared to the six months ended June 30, 2023:
•net income was $27.5 million compared to $21.8 million;
•diluted EPS were $1.61 compared to $1.30;
•annualized ROA was 1.25% compared to 1.06%;
•annualized ROE was 10.73% compared to 9.65%;
•net interest margin was 4.05% compared to 4.43%;
•provision for credit losses was $5.4 million compared to $9.2 million;
•tax-free death benefit proceeds from life insurance were $1.1 million compared to $0; and
•cash dividends of $0.22 per share totaling $3.7 million compared to $0.20 per share totaling $3.4 million.
Results for the six months ended June 30, 2023 include the impact of the merger of Quantum Capital Corp. ("Quantum") into the Company effective February 12, 2023. The addition of Quantum contributed total assets of $656.7 million, including loans of $561.9 million, and $570.6 million of deposits, all reflecting the impact of purchase accounting adjustments. Merger-related expenses of $4.7 million were recognized during the six months ended June 30, 2023, while a $5.3 million provision for credit losses was recognized during the same period to establish allowances for credit losses on both Quantum's loan portfolio and off-balance-sheet credit exposure.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on August 29, 2024 to shareholders of record as of the close of business on August 15, 2024.
“Our financial results for the second quarter continue to reflect our goal of high performance combined with our strategy of being a best place to work,” said Hunter Westbrook, President and Chief Executive Officer. “Our performance remained strong, aided by the expansion of our top quartile net interest margin which remains was again above 4.00%, while noninterest income and expense were both in line with the prior quarter. The decrease in our net income this quarter is reflective of an allowance build for potential credit losses on individual equipment finance and SBA loans that are in the early stages of collateral and collectability evaluation.
“As previously announced, HomeTrust was recently named a 2024 Best Place to Work in South Carolina by the Best Companies Group, supplementing our prior quarter Newsweek certification as a 2024 Most Loved Workplace. This is further validation of the culture we have developed at HomeTrust, which directly impacts our ability to continue as a high-performing, regional community bank.”

WEBSITE: WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended June 30, 2024 and March 31, 2024
Net Income.  Net income totaled $12.4 million, or $0.73 per diluted share, for the three months ended June 30, 2024 compared to net income of $15.1 million, or $0.88 per diluted share, for the three months ended March 31, 2024, a decrease of $2.7 million, or 17.6%. Results for the three months ended June 30, 2024 were negatively impacted by an increase of $3.1 million in the provision for credit losses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	June 30, 2024			March 31, 2024
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,885,222	$62,161	6.43%	$3,864,258	$59,952	6.24%
Debt securities available for sale	134,334	1,495	4.48	126,686	1,313	4.17
Other interest-earning assets(2)	140,376	1,758	5.04	131,495	2,090	6.39
Total interest-earning assets	4,159,932	65,414	6.32	4,122,439	63,355	6.18
Other assets	266,983			298,117
Total assets	$4,426,915			$4,420,556
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$586,396	$1,445	0.99%	$590,738	$1,426	0.97%
Money market accounts	1,298,177	10,221	3.17	1,281,340	9,664	3.03
Savings accounts	188,028	41	0.09	191,747	43	0.09
Certificate accounts	902,864	9,976	4.44	887,618	9,185	4.16
Total interest-bearing deposits	2,975,465	21,683	2.93	2,951,443	20,318	2.77
Junior subordinated debt	10,054	234	9.36	10,029	236	9.46
Borrowings	87,315	1,331	6.13	103,155	1,571	6.13
Total interest-bearing liabilities	3,072,834	23,248	3.04	3,064,627	22,125	2.90
Noninterest-bearing deposits	769,016			810,114
Other liabilities	63,503			36,945
Total liabilities	3,905,353			3,911,686
Stockholders' equity	521,562			508,870
Total liabilities and stockholders' equity	$4,426,915			$4,420,556
Net earning assets	$1,087,098			$1,057,812
Average interest-earning assets to average interest-bearing liabilities	135.38%			134.52%
Non-tax-equivalent
Net interest income		$42,166			$41,230
Interest rate spread			3.28%			3.28%
Net interest margin(3)			4.08%			4.02%
Tax-equivalent(4)
Net interest income		$42,520			$41,579
Interest rate spread			3.32%			3.32%
Net interest margin(3)			4.11%			4.06%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $354 and $349 for the three months ended June 30, 2024 and March 31, 2024, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the three months ended June 30, 2024 increased $2.1 million, or 3.2%, compared to the three months ended March 31, 2024, which was driven by a $2.2 million, or 3.7%, increase in loan interest income primarily due to changes in interest rates. Accretion income on acquired loans of $678,000 and $715,000 was recognized during the same periods, respectively, and was included in interest income on loans.

Total interest expense for the three months ended June 30, 2024 increased $1.1 million, or 5.1%, compared to the three months ended March 31, 2024. The increase was the result of both increases in the average cost of funds, due to increased market rates, and average balances across interest-bearing deposit types, partially offset by a decline in average borrowings outstanding.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$325	$1,884	$2,209
Debt securities available for sale	79	103	182
Other interest-earning assets	141	(473)	(332)
Total interest-earning assets	545	1,514	2,059
Interest-bearing liabilities
Interest-bearing checking accounts	(10)	29	19
Money market accounts	127	430	557
Savings accounts	(1)	(1)	(2)
Certificate accounts	158	633	791
Junior subordinated debt	1	(3)	(2)
Borrowings	(241)	1	(240)
Total interest-bearing liabilities	34	1,089	1,123
Increase in net interest income			$936
Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Provision for credit losses
Loans	$4,300	$1,145	$3,155	276%
Off-balance-sheet credit exposure	(40)	20	(60)	(300)
Total provision for credit losses	$4,260	$1,165	$3,095	266%
For the quarter ended June 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $2.6 million during the quarter:
•$0.1 million provision driven by changes in the loan mix.
•$0.4 million benefit due to changes in the projected economic forecast and changes in qualitative adjustments.
•$2.0 million increase in specific reserves on individually evaluated loans which was proportional to the increase in the associated loan balances which increased from $8.3 million to $16.3 million quarter-over-quarter, concentrated in the equipment finance and SBA portfolios. Further information on the change in nonperforming loans may be found in the "Asset Quality" section.
For the quarter ended March 31, 2024, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $2.3 million during the quarter:
•$0.1 million benefit driven by changes in the loan mix.
•$0.9 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.2 million decrease in specific reserves on individually evaluated credits.
For the quarters ended June 30, 2024 and March 31, 2024, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the three months ended June 30, 2024 decreased $698,000, or 7.9%, when compared to the quarter ended March 31, 2024. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,354	$2,149	$205	10%
Loan income and fees	647	678	(31)	(5)
Gain on sale of loans held for sale	1,828	1,457	371	25
Bank owned life insurance ("BOLI") income	807	1,835	(1,028)	(56)
Operating lease income	1,591	1,859	(268)	(14)
Loss on sale of premises and equipment	—	(9)	9	100
Other	886	842	44	5
Total noninterest income	$8,113	$8,811	$(698)	(8)%
•Service charges and fees on deposit accounts: The change was due to a $154,000 increase in debit card fees quarter-over-quarter.
•Gain on sale of loans held for sale: The increase was primarily driven by HELOCs sold during the period. There were $32.9 million of HELOCs sold for a gain of $457,000 compared to $7.8 million sold with gains of $16,000 in the prior quarter. There were $21.3 million of residential mortgage loans originated for sale which were sold during the current quarter with gains of $351,000 compared to $15.3 million sold with gains of $316,000 in the prior quarter. There were $12.7 million in sales of the guaranteed portion of SBA commercial loans with gains of $1.1 million for the quarter compared to $12.9 million sold and gains of $1.1 million for the prior quarter. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a loss of $58,000 for the quarter ended June 30, 2024 versus a gain of $55,000 for the quarter ended March 31, 2024.
•BOLI income: The decrease was due to $1.1 million in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies recognized during the prior quarter. No death benefit proceeds were recognized during the current quarter.
•Operating lease income: The decrease was the result of an increase of $497,000 in losses incurred on previously leased equipment, partially offset by an increase of $228,000 in contractual earnings on a larger average outstanding balance.
Noninterest Expense.  Noninterest expense for the three months ended June 30, 2024 decreased $346,000, or 1.2%, when compared to the three months ended March 31, 2024. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$16,608	$16,976	$(368)	(2)%
Occupancy expense, net	2,419	2,437	(18)	(1)
Computer services	3,116	3,088	28	1
Telephone, postage and supplies	580	585	(5)	(1)
Marketing and advertising	606	645	(39)	(6)
Deposit insurance premiums	531	554	(23)	(4)
Core deposit intangible amortization	567	762	(195)	(26)
Other	5,783	4,817	966	20
Total noninterest expense	$30,210	$29,864	$346	1%
•Core deposit intangible amortization: The intangible recorded associated with the QNB merger is being amortized on an accelerated basis, so the rate of amortization slowed quarter-over-quarter.
•Other: The increase quarter-over-quarter was primarily the result of $279,000 of additional depreciation expense on equipment subject to operating leases in addition to smaller increases across several other expense categories.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended June 30, 2024 and March 31, 2024 were 21.4% and 20.8%, respectively. The increase was primarily driven by $1.1 million of tax-free gains on BOLI death benefit proceeds in excess of the cash surrender value of the policies during the prior quarter.

Comparison of Results of Operations for the Six Months Ended June 30, 2024 and June 30, 2023
Net Income.  Net income totaled $27.5 million, or $1.61 per diluted share, for the six months ended June 30, 2024 compared to net income of $21.7 million, or $1.30 per diluted share, for the six months ended June 30, 2023, an increase of $5.7 million, or 26.4%. The results for the six months ended June 30, 2024 were positively impacted by a decrease of $3.7 million in the provision for credit losses and a $4.7 million decrease in merger-related expenses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Six Months Ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,874,740	$122,113	6.34%	$3,592,527	$104,030	5.84%
Debt securities available for sale	130,510	2,808	4.33	160,462	2,521	3.17
Other interest-earning assets(2)	135,936	3,848	5.69	131,310	3,246	4.98
Total interest-earning assets	4,141,186	128,769	6.25	3,884,299	109,797	5.70
Other assets	282,550			262,118
Total assets	$4,423,736			$4,146,417
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$588,567	$2,870	0.98%	$642,115	$2,124	0.67%
Money market accounts	1,289,758	19,885	3.10	1,197,856	10,877	1.83
Savings accounts	189,887	84	0.09	224,373	97	0.09
Certificate accounts	895,242	19,162	4.30	578,639	7,428	2.59
Total interest-bearing deposits	2,963,454	42,001	2.85	2,642,983	20,526	1.57
Junior subordinated debt	10,042	470	9.41	7,640	327	8.63
Borrowings	95,235	2,902	6.13	133,962	3,594	5.41
Total interest-bearing liabilities	3,068,731	45,373	2.97	2,784,585	24,447	1.78
Noninterest-bearing deposits	789,565			855,041
Other liabilities	50,224			52,480
Total liabilities	3,908,520			3,692,106
Stockholders' equity	515,216			454,311
Total liabilities and stockholders' equity	$4,423,736			$4,146,417
Net earning assets	$1,072,455			$1,099,714
Average interest-earning assets to average interest-bearing liabilities	134.95%			139.49%
Non-tax-equivalent
Net interest income		$83,396			$85,350
Interest rate spread			3.28%			3.92%
Net interest margin(3)			4.05%			4.43%
Tax-equivalent(4)
Net interest income		$84,100			$85,938
Interest rate spread			3.32%			3.95%
Net interest margin(3)			4.08%			4.46%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $704 and $588 for the six months ended June 30, 2024 and June 30, 2023, respectively, calculated based on a combined federal and state tax rate of 24%.
Total interest and dividend income for the six months ended June 30, 2024 increased $19.0 million, or 17.3%, compared to the six months ended June 30, 2023, which was driven by an $18.1 million, or 17.4%, increase in interest income on loans and an increase of $602,000, or 18.5%, in interest income on other interest-earning assets. The overall increase in average yield on interest-earning assets was the result of both higher average balances and rising interest rates.

Total interest expense for the six months ended June 30, 2024 increased $20.9 million, or 85.6%, compared to the six months ended June 30, 2023. The increase was primarily the result of increases in the average balances and cost of funds across all funding sources driven by higher market interest rates, as well as the inclusion of Quantum's portfolio for the entire period, unlike last year.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$8,510	$9,573	$18,083
Debt securities available for sale	(463)	750	287
Other interest-earning assets	125	477	602
Total interest-earning assets	8,172	10,800	18,972
Interest-bearing liabilities
Interest-bearing checking accounts	(169)	915	746
Money market accounts	890	8,118	9,008
Savings accounts	(15)	2	(13)
Certificate accounts	4,117	7,617	11,734
Junior subordinated debt	104	39	143
Borrowings	(1,031)	339	(692)
Total interest-bearing liabilities	3,896	17,030	20,926
Decrease in net interest income			$(1,954)
Provision for Credit Losses.  The following table presents a breakdown of the components of the provision for credit losses:

	Six Months Ended
(Dollars in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Provision for credit losses
Loans	$5,445	$9,270	$(3,825)	(41)%
Off-balance-sheet credit exposure	(20)	(105)	85	81
Total provision for credit losses	$5,425	$9,165	$(3,740)	(41)%
For the six months ended June 30, 2024, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $4.9 million during the period:
•$1.3 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.8 million increase in specific reserves on individually evaluated loans which was proportional to the increase in the associated loan balances which increased from $8.1 million to $16.3 million during the six month period, concentrated in the equipment finance and SBA portfolios. Further information on the change in nonperforming loans may be found in the "Asset Quality" section.
For the six months ended June 30, 2023, the "loans" portion of the provision for credit losses was the result of the following, in addition to net charge-offs of $1.3 million during the period:
•$4.9 million provision to establish an allowance on Quantum's loan portfolio.
•$2.1 million provision driven by loan growth and changes in the loan mix.
•$0.9 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.1 million increase in specific reserves on individually evaluated credits.
For the six months ended June 30, 2024 and June 30, 2023, the amounts recorded for off-balance-sheet credit exposure were the result of changes in the balance of loan commitments, loan mix and projected economic forecast as outlined above.

Noninterest Income.  Noninterest income for the six months ended June 30, 2024 increased $1.7 million, or 11.4%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Six Months Ended
(Dollars in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$4,503	$4,649	$(146)	(3)%
Loan income and fees	1,325	1,354	(29)	(2)
Gain on sale of loans held for sale	3,285	2,920	365	13
BOLI income	2,642	1,095	1,547	141
Operating lease income	3,450	2,730	720	26
Gain (loss) on sale of premises and equipment	(9)	982	(991)	(101)
Other	1,728	1,468	260	18
Total noninterest income	$16,924	$15,198	$1,726	11%
•Gain on sale of loans held for sale: The increase in the gain on sale of loans held for sale was primarily driven by HELOCs and SBA loans sold during the period. During the six months ended June 30, 2024, there were $40.7 million of HELOCs sold for a gain of $473,000 compared to $35.2 million sold and gains of $354,000 for the corresponding period in the prior year. There were $25.6 million of sales of the guaranteed portion of SBA commercial loans with gains of $2.1 million compared to $28.8 million sold and gains of $1.9 million for the corresponding period in the prior year. There were $36.6 million of residential mortgage loans originated for sale which were sold during the current period with gains of $667,000 compared to $28.4 million sold with gains of $382,000 for the corresponding period in the prior year. Our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a loss of $3,000 for the six months ended June 30, 2024 versus a gain of $268,000 for the six months ended June 30, 2023.
•BOLI income: The increase was due to the combined effect of $1.1 million in tax-free gains on death benefit proceeds in excess of the cash surrender value of the policies recognized and higher yielding policies as a result of restructuring the portfolio at the end of the prior calendar year.
•Operating lease income: The increase was the result of $1.2 million in additional contractual earnings on a higher average outstanding balance of the associated contracts, partially offset by losses incurred on previously leased equipment, where we recognized net losses of $787,000 and $262,000 in the six months ended June 30, 2024 and June 30, 2023, respectively.
•Gain (loss) on sale of premises and equipment: During the six months ended June 30, 2023, two properties were sold for a combined gain of $982,000. No material disposal activity occurred during the six months ended June 30, 2024.
•Other: The increase was driven by a $270,000 increase in investment services income recognized period-over-period.
Noninterest Expense.  Noninterest expense for the six months ended June 30, 2024 decreased $3.7 million, or 5.8%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Six Months Ended
(Dollars in thousands)	June 30, 2024	June 30, 2023	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$33,584	$32,922	$662	2%
Occupancy expense, net	4,856	5,067	(211)	(4)
Computer services	6,204	6,213	(9)	—
Telephone, postage and supplies	1,165	1,290	(125)	(10)
Marketing and advertising	1,251	1,068	183	17
Deposit insurance premiums	1,085	1,161	(76)	(7)
Core deposit intangible amortization	1,329	1,465	(136)	(9)
Merger-related expenses	—	4,741	(4,741)	(100)
Other	10,600	9,817	783	8
Total noninterest expense	$60,074	$63,744	$(3,670)	(6)%
•Marketing and advertising: The increase was the result of differences in the timing of when expenses were incurred quarter-over-quarter.
•Merger-related expenses: The prior period included expenses associated with the Company's merger with Quantum. No such expenses were incurred in the six months ended June 30, 2024.
•Other: The increase period-over-period was primarily driven by $1.0 million of additional depreciation expense on equipment subject to operating leases, partially offset by a decrease of $314,000 in fraud losses.
Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the six months ended June 30, 2024 and June 30, 2023 were 21.1% and 21.3%, respectively.

Balance Sheet Review
Total assets decreased by $1.8 million to $4.7 billion and total liabilities decreased by $25.5 million to $4.1 billion, respectively, at June 30, 2024 as compared to December 31, 2023. The majority of these changes were the result of an increase in deposits, which, combined with the collection of BOLI redemption proceeds, were used to fund growth in loans and pay down borrowings.
Stockholders' equity increased $23.7 million to $523.6 million at June 30, 2024 as compared to December 31, 2023. Activity within stockholders' equity included $27.5 million in net income, partially offset by $3.7 million in cash dividends declared. As of June 30, 2024, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $49.2 million, or 1.33% of total loans, at June 30, 2024 compared to $48.6 million, or 1.34% of total loans, at December 31, 2023. The drivers of the changes between periods are discussed in the "Comparison of Results of Operations for the Six Months Ended June 30, 2024 and June 30, 2023 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $4.9 million for the six months ended June 30, 2024 compared to $1.3 million for the same period last year. As discussed in previous quarters, the increase in net charge-offs has been concentrated in our equipment finance portfolio, primarily smaller over-the-road truck loans, with net charge-offs of $3.4 million during the identified period. In response, during the first quarter of calendar year 2024 the Company elected to cease further originations within the transportation sector of equipment finance loans. In spite of the increase, annualized net charge-offs as a percentage of average assets were 0.25% for the six months ended June 30, 2024, in line with the Company's historical experience, as compared to 0.07% for the six months ended June 30, 2023.
Nonperforming assets, made up entirely of nonaccrual loans for both periods, increased by $5.9 million, or 30.7%, to $25.3 million, or 0.54% of total assets, at June 30, 2024 compared to $19.3 million, or 0.41% of total assets, at December 31, 2023. Consistent with the change in net charge-offs, equipment finance loans made up the largest portion of nonperforming assets at $10.6 million and $6.5 million, respectively, at these same dates; however, the increase between these two dates was mainly the result of a $3.1 million medical equipment relationship where a loss is not currently anticipated. The ratio of nonperforming loans to total loans was 0.68% at June 30, 2024 compared to 0.53% at December 31, 2023.
The ratio of classified assets to total assets increased to 0.91% at June 30, 2024 from 0.90% at December 31, 2023 as classified assets increased $696,000, or 1.7%, to $42.7 million at June 30, 2024 compared to $42.0 million at December 31, 2023. The largest portfolios of classified assets at June 30, 2024 included $11.8 million of non-owner occupied commercial real estate (NOO CRE) loans, $10.6 million of equipment finance loans, $8.1 million of SBA loans, and $5.2 million of 1-4 family residential real estate loans.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of June 30, 2024, the Company had assets of $4.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville and Morristown), Southwest Virginia (the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023(1)	September 30, 2023	June 30, 2023(1)
Assets
Cash	$18,382	$16,134	$18,307	$18,090	$19,266
Interest-bearing deposits	275,808	364,359	328,833	306,924	284,231
Cash and cash equivalents	294,190	380,493	347,140	325,014	303,497
Certificates of deposit in other banks	32,131	33,625	34,722	35,380	33,152
Debt securities available for sale, at fair value	134,135	120,807	126,950	134,348	151,926
FHLB and FRB stock	19,637	13,691	18,393	19,612	20,208
SBIC investments, at cost	15,462	14,568	13,789	14,586	14,927
Loans held for sale, at fair value	1,614	2,764	3,359	4,616	6,947
Loans held for sale, at the lower of cost or fair value	224,976	220,699	198,433	200,834	161,703
Loans, net of deferred loan fees and costs	3,701,454	3,648,152	3,640,022	3,659,914	3,658,823
Allowance for credit losses – loans	(49,223)	(47,502)	(48,641)	(47,417)	(47,193)
Loans, net	3,652,231	3,600,650	3,591,381	3,612,497	3,611,630
Premises and equipment, net	69,880	70,588	70,937	72,463	73,171
Accrued interest receivable	18,412	16,944	16,902	16,513	14,829
Deferred income taxes, net	10,512	11,222	11,796	9,569	10,912
BOLI	89,176	88,369	88,257	106,059	106,572
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	7,730	8,297	9,059	9,918	10,778
Other assets	66,667	67,183	107,404	56,477	53,124
Total assets	$4,670,864	$4,684,011	$4,672,633	$4,651,997	$4,607,487
Liabilities and stockholders' equity
Liabilities
Deposits	$3,707,779	$3,799,807	$3,661,373	$3,640,961	$3,601,168
Junior subordinated debt	10,070	10,045	10,021	9,995	9,971
Borrowings	364,513	291,513	433,763	452,263	457,263
Other liabilities	64,874	69,473	67,583	64,367	67,899
Total liabilities	4,147,236	4,170,838	4,172,740	4,167,586	4,136,301
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized(2)	175	175	174	174	174
Additional paid in capital	172,907	172,919	172,366	171,663	171,222
Retained earnings	357,147	346,598	333,401	321,799	308,651
Unearned Employee Stock Ownership Plan ("ESOP") shares	(4,232)	(4,364)	(4,497)	(4,629)	(4,761)
Accumulated other comprehensive loss	(2,369)	(2,155)	(1,551)	(4,596)	(4,100)
Total stockholders' equity	523,628	513,173	499,893	484,411	471,186
Total liabilities and stockholders' equity	$4,670,864	$4,684,011	$4,672,633	$4,651,997	$4,607,487
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,437,326 at June 30, 2024; 17,444,787 at March 31, 2024; 17,387,069 at December 31, 2023; 17,380,307 at September 30, 2023; and 17,366,673 at June 30, 2023.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Interest and dividend income
Loans	$62,161	$59,952	$122,113	$104,030
Debt securities available for sale	1,495	1,313	2,808	2,521
Other investments and interest-bearing deposits	1,758	2,090	3,848	3,246
Total interest and dividend income	65,414	63,355	128,769	109,797
Interest expense
Deposits	21,683	20,318	42,001	20,526
Junior subordinated debt	234	236	470	327
Borrowings	1,331	1,571	2,902	3,594
Total interest expense	23,248	22,125	45,373	24,447
Net interest income	42,166	41,230	83,396	85,350
Provision for credit losses	4,260	1,165	5,425	9,165
Net interest income after provision for credit losses	37,906	40,065	77,971	76,185
Noninterest income
Service charges and fees on deposit accounts	2,354	2,149	4,503	4,649
Loan income and fees	647	678	1,325	1,354
Gain on sale of loans held for sale	1,828	1,457	3,285	2,920
BOLI income	807	1,835	2,642	1,095
Operating lease income	1,591	1,859	3,450	2,730
Gain (loss) on sale of premises and equipment	—	(9)	(9)	982
Other	886	842	1,728	1,468
Total noninterest income	8,113	8,811	16,924	15,198
Noninterest expense
Salaries and employee benefits	16,608	16,976	33,584	32,922
Occupancy expense, net	2,419	2,437	4,856	5,067
Computer services	3,116	3,088	6,204	6,213
Telephone, postage and supplies	580	585	1,165	1,290
Marketing and advertising	606	645	1,251	1,068
Deposit insurance premiums	531	554	1,085	1,161
Core deposit intangible amortization	567	762	1,329	1,465
Merger-related expenses	—	—	—	4,741
Other	5,783	4,817	10,600	9,817
Total noninterest expense	30,210	29,864	60,074	63,744
Income before income taxes	15,809	19,012	34,821	27,639
Income tax expense	3,391	3,945	7,336	5,892
Net income	$12,418	$15,067	$27,485	$21,747

Per Share Data

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net income per common share(1)
Basic	$0.73	$0.88	$1.61	$1.31
Diluted	$0.73	$0.88	$1.61	$1.30
Average shares outstanding
Basic	16,883,028	16,859,738	16,871,383	16,400,370
Diluted	16,904,098	16,872,840	16,888,550	16,427,587
Book value per share at end of period	$30.03	$29.42	$30.03	$27.13
Tangible book value per share at end of period(2)	$27.73	$27.10	$27.73	$24.69
Cash dividends declared per common share	$0.11	$0.11	$0.22	$0.20
Total shares outstanding at end of period	17,437,326	17,444,787	17,437,326	17,366,673
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.13%	1.37%	1.25%	1.06%
Return on equity (ratio of net income to average equity)	9.58	11.91	10.73	9.65
Yield on earning assets	6.32	6.18	6.25	5.70
Rate paid on interest-bearing liabilities	3.04	2.90	2.97	1.78
Average interest rate spread	3.28	3.28	3.28	3.92
Net interest margin(2)	4.08	4.02	4.05	4.43
Average interest-earning assets to average interest-bearing liabilities	135.38	134.52	134.95	139.88
Noninterest expense to average total assets	2.74	2.72	2.73	3.10
Efficiency ratio	60.08	59.69	59.88	63.40
Efficiency ratio – adjusted(3)	59.66	60.64	60.14	58.91
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Asset quality ratios
Nonperforming assets to total assets(1)	0.54%	0.43%	0.41%	0.25%	0.18%
Nonperforming loans to total loans(1)	0.68	0.55	0.53	0.32	0.23
Total classified assets to total assets	0.91	0.80	0.90	0.76	0.53
Allowance for credit losses to nonperforming loans(1)	194.80	235.18	251.60	400.41	567.56
Allowance for credit losses to total loans	1.33	1.30	1.34	1.30	1.29
Net charge-offs to average loans (annualized)	0.27	0.24	0.29	0.27	0.13
Capital ratios
Equity to total assets at end of period	11.21%	10.96%	10.70%	10.41%	10.23%
Tangible equity to total tangible assets(2)	10.44	10.18	9.91	9.60	9.39
Average equity to average assets	11.78	11.51	11.03	10.84	10.79
(1)Nonperforming assets include nonaccruing loans and REO. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2024, $8.3 million, or 32.9%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Commercial real estate loans
Construction and land development	$316,050	$304,727	$305,269	$352,143	$356,674
Commercial real estate – owner occupied	545,631	532,547	536,545	526,534	529,721
Commercial real estate – non-owner occupied	892,653	881,143	875,694	880,348	901,685
Multifamily	92,292	89,692	88,623	83,430	81,827
Total commercial real estate loans	1,846,626	1,808,109	1,806,131	1,842,455	1,869,907
Commercial loans
Commercial and industrial	266,136	243,732	237,255	237,366	245,428
Equipment finance	461,010	462,649	465,573	470,387	462,211
Municipal leases	152,509	151,894	150,292	147,821	142,212
Total commercial loans	879,655	858,275	853,120	855,574	849,851
Residential real estate loans
Construction and land development	70,679	85,840	96,646	103,381	110,074
One-to-four family	621,196	605,570	584,405	560,399	529,703
HELOCs	188,465	184,274	185,878	185,289	187,193
Total residential real estate loans	880,340	875,684	866,929	849,069	826,970
Consumer loans	94,833	106,084	113,842	112,816	112,095
Total loans, net of deferred loan fees and costs	3,701,454	3,648,152	3,640,022	3,659,914	3,658,823
Allowance for credit losses – loans	(49,223)	(47,502)	(48,641)	(47,417)	(47,193)
Loans, net	$3,652,231	$3,600,650	$3,591,381	$3,612,497	$3,611,630
Deposits

(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Core deposits
Noninterest-bearing accounts	$683,346	$773,901	$784,950	$827,362	$825,481
NOW accounts	561,789	600,561	591,270	602,804	611,105
Money market accounts	1,311,940	1,308,467	1,246,807	1,195,482	1,241,840
Savings accounts	185,499	191,302	194,486	202,971	212,220
Total core deposits	2,742,574	2,874,231	2,817,513	2,828,619	2,890,646
Certificates of deposit	965,205	925,576	843,860	812,342	710,522
Total	$3,707,779	$3,799,807	$3,661,373	$3,640,961	$3,601,168

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Noninterest expense	$30,210	$29,864	$60,074	$63,744
Less: merger expense	—	—	—	4,741
Noninterest expense – adjusted	$30,210	$29,864	$60,074	$59,003

Net interest income	$42,166	$41,230	$83,396	$85,350
Plus: tax-equivalent adjustment	354	349	704	588
Plus: noninterest income	8,113	8,811	16,924	15,198
Less: BOLI death benefit proceeds in excess of cash surrender value	—	1,143	1,143	—
Less: gain (loss) on sale of premises and equipment	—	(9)	(9)	982
Net interest income plus noninterest income – adjusted	$50,633	$49,256	$99,890	$100,154

Efficiency ratio	60.08%	59.69%	59.88%	63.40%
Efficiency ratio – adjusted	59.66%	60.64%	60.14%	58.91%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total stockholders' equity	$523,628	$513,173	$499,893	$484,411	$471,186
Less: goodwill, core deposit intangibles, net of taxes	40,063	40,500	41,086	41,748	42,410
Tangible book value	$483,565	$472,673	$458,807	$442,663	$428,776
Common shares outstanding	17,437,326	17,444,787	17,387,069	17,380,307	17,366,673
Book value per share	$30.03	$29.42	$28.75	$27.87	$27.13
Tangible book value per share	$27.73	$27.10	$26.39	$25.47	$24.69
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible equity(1)	$483,565	$472,673	$458,807	$442,663	$428,776
Total assets	4,670,864	4,684,011	4,672,633	4,651,997	4,607,487
Less: goodwill, core deposit intangibles, net of taxes	40,063	40,500	41,086	41,748	42,410
Total tangible assets	$4,630,801	$4,643,511	$4,631,547	$4,610,249	$4,565,077

Tangible equity to tangible assets	10.44%	10.18%	9.91%	9.60%	9.39%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.